Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered into on this 20th day of December 2021 (the “Effective Date”) by and between:

FuelCell Energy Inc., a corporation duly incorporated and existing under the laws of the State of Delaware, United States of America, with its principal office located at 3 Great Pasture Rd, Danbury, CT 06810, United States of America (“FCE”);

POSCO Energy Co., Ltd., a company organized and existing under the laws of the Republic of Korea, with its principal place of business at POSCO Center, 440, Teheran-ro, Gangnam-gu, Seoul, 06194, Korea (“PE”); and

Korea Fuel Cell Co., Ltd., a company organized and existing under the laws of the Republic of Korea, with its principal place of business at 154 Yeongilmansandan-ro, 88 Beon-gil, Heunghae-eup, Buk-gu, Pohang, Gyeongsangbuk-do, 37948, Korea (“KFC” and together with “PE”, “PE Group”).

FCE and PE Group shall be referred to as the “Parties” collectively and each side as a “Party” individually. Thus, when this Agreement refers to “either Party,” it refers to FCE, on the one hand, and PE and KFC, on the other.

RECITALS

WHEREAS, the Parties are in the business of manufacturing, selling, and servicing fuel cells and fuel cell products among other lines of business;

WHEREAS, FCE has brought claims and an application for interim relief against PE Group, and PE Group has brought counterclaims and applications for interim relief against FCE, in connection with the Alliance Agreement dated 7 February 2007, the Technology Transfer, License and Distribution Agreement dated 7 February 2007, the Stack Technology Transfer and License Agreement dated 27 October 2009 and the Cell Technology Transfer and License Agreement (“CTTA”) dated 31 October 2012 (collectively, the “IP License Agreements”), the Memorandum of Understanding for Market Transition dated 17 March 2017 (the “Market Transition MOU”), and Master Service Agreement dated 16 September 2013 (the “Master Service Agreement”) between PE and FCE or their respective successors and permitted assigns, (i) in two arbitration proceedings seated in London and Singapore, respectively, and administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) with case reference numbers 25441/AZR and 25442/AZR, respectively (collectively, the “License Arbitrations”) and (ii) in the case of the applications for preliminary attachments, before the Seoul Central District Court by way of applications dated 13 January 2020 (2020KaDan800177) 18 March 2020 (2020KaDan803899), and 12 November 2020 (2020KaDan818607) (collectively, the “Preliminary Attachments”);

WHEREAS, PE has brought claims against FCE in connection with the Non-Recurring Engineering Design Agreement for a Sub-Megawatt Conditioning Facility dated 22 November 2013, the Purchase Order for SubMegawatt conditioning facility equipment and supplies dated 16 September 2014, and Contract - Submegawatt Conditioning Equipment and Supplies dated 26 June 2014 attached thereto and the Contract - Sub-MegaWatt (“SubMW”) Conditioning Facility Quality Control Support of Installation, Technical Support for Facility Processes and Operation, Support for Commissioning and Conditioning dated 11 December 2015 (collectively, the “SMCF Agreements”), in three arbitration proceedings (two of which are seated in Singapore, and one of which is seated in Seoul), administered by the ICC under the ICC Rules with case reference numbers 25275/HTG, 25276/HTG and 25277/HTG, respectively (collectively, the “SMCF Arbitrations”);

Execution Version

WHEREAS, PE has brought claims against FCE in connection with the Securities Purchase Agreement dated 7 February 2007, the Securities Purchase Agreement dated 9 June 2009 and the Securities Purchase Agreement dated 30 April 2012 (collectively, the “Securities Purchase Agreements”) in the District Court for the Southern District of New York, identified as POSCO Energy f/k/a POSCO Power v. FuelCell Energy, Inc., Case No. 1:20-cv-07509-MKV (S.D.N.Y.) (“New York Proceedings”, together with the License Arbitrations, Preliminary Attachments, and SMCF Arbitrations, the “Proceedings”);

WHEREAS, PE Group desires to provide service and supply replacement Modules (sold to PE Group by FCE) to PE Group’s existing long-term service agreement (“LTSA”) customers in Korea for existing projects, as described in Appendix F (“Existing Customers”);

WHEREAS, the Parties desire to reach an amicable resolution to the Proceedings and the disputes related thereto and cooperate in good faith for a market transition for molten carbonate fuel cell (“MCFC”) business in Korea in accordance with the terms and conditions hereunder, whereby, among others, (i) as set forth in Section 3.2, PE Group and its affiliates, while engaging in and pursuing other sustainable energy businesses, may continue to service Existing Customers on existing projects according to existing LTSAs concerning MCFC power generation and thermal technology and products (including LTSAs currently in force as well as LTSAs that have expired and are pending renewal, collectively “Existing LTSAs”) and (ii) as set forth in Sections 3.2 and 3.2.2, FCE has the right to perform, pursue, and otherwise conduct its business in relation to new fuel cell projects (including new projects with Existing Customers) in Korea and Asia; and

WHEREAS, except as specified below with respect to the Non-Settled Matters, the Parties desire to resolve in accordance with terms and conditions hereunder any and all past, current, or potential disputes and claims between FCE, on the one hand, and PE or KFC, on the other, of any nature whatsoever, including but not limited to claims sounding in contract, tort, or otherwise and including with regard to interest and costs, whether known or unknown, asserted or not asserted, based on actions or omissions of either Party on or before the date of this Agreement, including such disputes and claims, directly or indirectly, in connection with the Proceedings and the Previous Agreements as defined in Section 3.1 (collectively, the “Settled Matters”). The Parties do not intend to settle the following matters via this Agreement: (i) KFC’s claim for payment with respect to outstanding orders from 2015-2016 for materials and components issued by DWA subject to Integrated Global Supply Chain Plain Contract under CTTA and any related counterclaims of FCE solely for the purpose of offsetting the aforementioned KFC’s claim for payment, and (ii) FCE’s claim for royalties with respect to replacement modules that PE has deployed at Gyeonggi Green Energy and other sites for which PE has not paid royalties (collectively, the “Non-Settled Matters”).

Execution Version

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	FULL AND FINAL SETTLEMENT, WAIVER AND COVENANT NOT TO SUE

Full and Final Settlement

1.1.	Save and except for claims arising pursuant to this Agreement:

(a)	this Agreement shall be deemed to fully and finally resolve the Settled Matters; and

(b)	the Parties agree, without any admission as to liability whatsoever, to a full and final settlement in relation to any and all past, current, or potential disputes and claims between FCE, on the one hand, and PE and/or KFC, on the other, of any nature whatsoever, including but not limited to claims sounding in contract, tort, or otherwise and including with regard to interest and costs, whether known or unknown, asserted or not asserted, based on actions or omissions of either Party on or before the date of this Agreement, including such disputes and claims, directly or indirectly, in connection with the Settled Matters.

Release and Waiver

1.2.	PE Group hereby irrevocably waives, and releases FCE and its agents, representatives, employees, officers, directors, shareholders, affiliated and related companies, subsidiaries, parent company, predecessors, successors, insurers, attorneys, and accountants (hereinafter, collectively, the “FCE Released Parties”) from, any and all claims (including any claims for interest and costs), counterclaims, suits, appeals, demands, complaints, applications and rights which PE Group has, or may have, against the FCE Released Parties which fall within the Settled Matters, save as provided in this Agreement. In particular, PE Group shall take all necessary actions to finally and conclusively release the FCE Released Parties from its claims, counterclaims, and applications against the FCE Released Parties under the Proceedings within two weeks from the Effective Date, including but not limited to the actions under Section 5.

1.3.	FCE hereby irrevocably waives, and releases PE Group and its agents, representatives, employees, officers, directors, shareholders, affiliated and related companies, subsidiaries, parent company, predecessors, successors, insurers, attorneys and accountants (hereinafter, collectively, the “PE Group Released Parties”) from, any and all claims (including any claims for interest and costs), counterclaims, suits, appeals, demands, complaints, applications and rights which FCE has, or may have, against the PE Group Released Parties which fall within the Settled Matters, save as provided in this Agreement. In particular, FCE shall take all necessary actions to finally and conclusively release the PE Group Released Parties from its claims, counterclaims, and applications against the PE Group Released Parties under the Proceedings within two weeks from the Effective Date, including but not limited to the actions under Section 5.

Covenant Not to Sue

1.4.	Without prejudice to the generality of the foregoing, each Party agrees not to commence or prosecute any legal proceedings against the other Party and its Released Parties in connection with the Settled Matters, save to enforce the terms of this Agreement.

Execution Version

2.	ORDER AND SUPPLY OF MODULES

2.1.	KFC shall place with FCE, and FCE shall accept, firm, non-cancelable orders for twelve (12) MCFC stack modules (Model: SureSource 3000 (standard output of 1.4MW / expected lifespan of 7 years)) (“Modules”) within two weeks after the Effective Date under the terms and conditions set out in Appendix A attached hereto, which shall be incorporated in the Module supply agreements to be entered into between FCE and PE Group for such orders of Modules (“Module Supply Agreements”). Such Modules shall be delivered Ex Works (Incoterms 2020) no later than 30 October 2022.

2.2.	KFC shall place with FCE, and FCE shall accept, firm, non-cancelable orders for eight (8) additional Modules on or before 30 June 2022 under the terms and conditions set out in Appendix A attached hereto, which shall be incorporated in the Module Supply Agreements. Such Modules shall be delivered Ex Works (Incoterms 2020) no later than 30 June 2023.

2.3.	KFC shall use commercially reasonable efforts to order fourteen (14) additional Modules by 31 December 2022. FCE shall hold the price at USD 3,000,000 per Module if the orders for any Modules are placed by 31 December 2022.

2.4.	PE Group shall not supply any Modules provided by FCE to any customers in violation of U.S. sanctions law.

2.5.	As soon as practical after the Effective Date (and the delivery of documents by no later than fourteen business days after the Effective Date, except as otherwise provided in Appendix B), FCE shall provide KFC with technical materials and training as set out in Appendix B, Section 1, for the purpose of supporting KFC’s performance of LTSAs with respect to the Modules supplied pursuant to this Agreement. KFC agrees to compensate FCE for technical training fee and reasonable expenses associated with such technical training.

2.6.	Further terms of the supply of the Modules not set forth in this Agreement shall be discussed and agreed in good faith by the Parties and set forth in the Module Supply Agreements.

3.	MARKET ENTRY

3.1.	Previous Agreements. This provision relates to all previous agreements between the Parties, except the Settlement Agreement dated 3 July 2019 (“Previous Agreements”). With the exception of the IP License Agreements, which are addressed below in Section 3.2, all Previous Agreement are terminated as of the Effective Date and no party to any such agreement shall have any further rights or obligations thereunder, except with respect to the Non-Settled Matters.

3.1.1.	The Parties will endeavor in good faith to reach a mutually agreeable resolution of the Non-Settled Matters within ninety (90) days of the Effective Date. If they are not able to do so, the dispute resolution provision of this Agreement governs the resolution of any disputes related to the Non-Settled Matters, except that the arbitration of such a dispute shall be conducted by a sole arbitrator and the prevailing party in such a dispute is contractually entitled to its attorneys’ fees and costs. For avoidance of doubt, no Party can initiate arbitration under the dispute resolution provision of this Agreement with respect to a Non-Settled Matter prior to 90 days after the Effective Date.

Execution Version

3.2.	IP License Agreements, PE Group’s License to Service Existing Customers under Existing LTSAs, and New Projects. The IP License Agreements are hereby amended such that, as set forth in more detail in Sections 3.2.1, 3.2.2, and 3.2.3, PE Group has a license to service Existing Customers under Existing LTSAs and own, operate and maintain all facilities and factories for the same purpose of servicing Existing Customers under Existing LTSAs and any orders or requests made by FCE, if any, but all other rights as to FCE technology in the Korean and Asian markets and otherwise are retained exclusively by FCE. For avoidance of doubt, PE Group does not have the right to manufacture Modules or any other product incorporating FCE technology unless requested to do so by FCE.

3.2.1.	The Parties agree that as of the Effective Date, the IP License Agreements are amended such that PE and KFC solely have the rights (i) to provide maintenance and repair services to Existing Customers on existing MCFC power generation and thermal projects under the Existing LTSAs, (ii) to supply replacement Modules purchased from FCE to Existing Customers for existing MCFC power generation and thermal projects under the Existing LTSAs and (iii) to own, operate and maintain all facilities and factories solely for the purposes set forth in (i) and in Section 3.2 above (collectively, the “Right to Service”). Independent of the amended IP License Agreements, this Agreement separately grants PE Group an identical Right to Service license, the scope of which is set forth immediately above. The Right to Service license granted in this Agreement will survive and continue in the event that the IP License Agreements are terminated, except that PE Group’s right to own, operate, and maintain all facilities and factories for the purpose of servicing any orders or requests made by FCE shall terminate.

3.2.2.	The Parties agree that as of the Effective Date, the IP License Agreements are amended such that FCE exclusively enjoys all rights as to FCE technology in Korea and Asia other than the Right to Service license granted to PE and KFC as set forth in Section 3.2.1. For avoidance of doubt, as of the Effective Date, FCE has (among other rights) the exclusive right to perform, pursue, and otherwise conduct its business in relation to new fuel cell projects (including new projects with Existing Customers) in Korea and Asia, (i) including without limitation the right to construct, assemble, manufacture, market, sell, distribute, import, export, install, commission, service, maintain, and/or repair products incorporating FCE technology, and to partner with other companies for such purposes, in new fuel cell projects (including new projects with Existing Customers), and (ii) including without limitation new fuel cell projects (including new projects with Existing Customers) in the countries included in the Asia and Non-Asia Markets as set forth in Schedule B of the CTTA (“New Fuel Cell Projects”).

3.2.3.	The IP License Agreements terminate if (i) FCE enters into a business collaboration agreement with a Korean company to construct, assemble, manufacture, market, sell, distribute, import, export, install, commission, service, maintain, or repair products incorporating FCE technology, or otherwise conduct FCE’s business, in the Korean market; or (ii) FCE expands the capacity of its existing Korean entity such as to perform such activities itself. In the event of (i) or (ii), FCE shall provide PE Group sixty-day prior written notice of such agreement or expansion and termination (which shall take effect upon the expiry of such sixty-day period) and consult in good faith with PE Group during such sixty-day period to coordinate a smooth transition in the Korean market. For the avoidance of doubt, as described in Section 3.2.1, the license granted to PE Group related to the Right to Service will continue notwithstanding the termination of the IP License Agreements because of the occurrence of (i) or (ii). As set forth in Section 7.4.2, in the event that KFC materially breaches this Agreement by failing to make timely and full payment for the Modules for which KFC is placing firm, non-cancelable orders in Sections 2.1 and 2.2 — and does not cure such material breach within fifteen (15) days of notice of such breach by FCE — the IP License Agreements, as amended in Section 3.2 of this Agreement, and the Right to Service license granted to the PE Group in Section 3.2.1 of this Agreement, are terminated.

Execution Version

3.2.4.	PE Group agrees not to tortiously interfere with, or seek to hinder in any manner, FCE’s New Fuel Cell Projects. For avoidance of doubt, mere competition generally, and PE Group and its affiliates’ pursuit of other sustainable or renewable energy business specifically, do not constitute improper interference with FCE’s New Fuel Cell Projects.

3.2.5.	FCE agrees not to tortiously interfere with, or seek to hinder in any manner, PE Group and its affiliates’ other sustainable or renewable energy business. For avoidance of doubt, mere competition generally, and FCE’s pursuit of New Fuel Cell Projects specifically, do not constitute improper interference with PE Group and its affiliates’ other sustainable or renewable energy business.

Market Collaboration

3.2.6.	To the extent permissible by law, the Parties will collaborate on market communication and confidentiality. FCE recognizes that PE Group plans to market LTSAs renewals to Existing Customers after the Effective Date. Based on discussions to date with potential customers, FCE does not anticipate providing quotes for LTSAs for new MCFC power generation and thermal projects in the Korean Market until 31 March 2022. It is agreed that FCE does not breach the terms of this Agreement if it provides a quote on a confidential basis for an LTSA in the Korean Market prior to 31 March 2022 for any new MCFC power generation and thermal project opportunity that arises after the Effective Date, including, but not limited to, in response to a request for proposals arising after the Effective Date.

Balance of Plant

3.3.	Subject to agreement on separate BOP supply agreements between KFC and FCE, FCE has the option to purchase up to eight (8) units of BOP for FCE’s new MCFC projects within Korea at a price of KRW 2,550,000,000 per unit. FCE shall also have a non-exclusive, non-transferrable, non-sublicensable license to use the IP imbedded in the BOP unit in Korea in consideration for a reasonable license fee to be separately agreed by the parties. Detailed terms and conditions of this BOP and related software and firmware supply shall be discussed and agreed in good faith in separate BOP supply agreements.

3.4.	Regarding the supply of BOP units by KFC, if FCE exercises the option to purchase such units,

(a)	KFC shall not bear any liability other than the warranty under the relevant BOP supply agreement, including any liability for any power output guarantee under any new LTSAs of FCE;

Execution Version

(b)	KFC shall provide training subject to payment of training fees and reasonable expenses associated with providing such training, as will be set forth in a separate BOP supply agreement; and

(c)	KFC shall provide to FCE access to suppliers and information necessary to ensure continuity of supply required for the operation of the BOP units.

Lease/Sale of KFC Facility

3.5.	If FCE desires to manufacture any related components of MCFC power plant in Korea, PE Group and FCE shall discuss in good faith the lease or sale of KFC’s MCFC manufacturing facilities to FCE.

Operation and Maintenance

3.6.	KFC shall have the right of first refusal on providing operation and maintenance services on commercially reasonable terms for new LTSAs entered into by FCE in Korea for a period of the first to occur of either twenty-four (24) months after the Effective Date or until such time as FCE engages a third party capable of providing such services in Korea.

3.7.	If KFC and FCE agree that KFC should provide operation and maintenance services, KFC and FCE shall enter into an operation and maintenance agreement(s) (“O&M Agreement(s)”) that reflect commercially reasonable terms and conditions as agreed by KFC and FCE. Further details of the operation and maintenance services to be provided that are not set forth in this Agreement shall be discussed and agreed in good faith by the KFC and FCE and set forth in the O&M Agreement(s).

3.8.	Existing Projects. Other than as set forth Sections 3.8.1, 3.8.2, and 3.11 below, FCE shall not engage in any discussion with, or approach, any Existing Customers regarding the Existing LTSAs without PE Group’s prior written consent.

3.8.1.	Noeul Green Energy. PE Group shall use its commercially reasonable efforts to have Noeul Green Energy (“Noeul”) allow FCE to bid for the remaining LTSA service period for the 20MW Noeul Fuel Cell Park when Noeul’s stack modules need to be replaced and FCE agrees to submit a good faith binding bid to Noeul if Noeul agrees to receive such bid.

3.8.2.	Godeok Green Energy. Upon the execution of this Agreement, PE Group shall cooperate with Godeok Green Energy (“Godeok”) if Godeok wishes to discuss with FCE the supply of eight modules for the 19.6MW Godeok Fuel Cell Park.

Market Collaboration; Cooperation for Market Transition

3.9.	Within two (2) days of the Effective Date, with the other Party’s prior written consent on the timing and its content, which is not to be unreasonably withheld, each Party may release a press release, stating that the Parties have reached an agreement resolving their disputes, the Parties are cooperating to ensure that the needs of Existing Customers and of the broader MCFC market are addressed, and FCE has the right to pursue New Fuel Cell Projects in Korea and Asia.

Execution Version

3.10.	In case of transfer of any existing LTSAs to FCE, the respective technical teams of the Parties shall work together diligently to investigate the historical service performance and physical conditions of the existing systems, including existing MCFC module(s), BOP, and site equipment.

3.11.	If PE Group cannot enter into an agreement with its Existing Customers to extend or renew the Existing LTSAs by 31 December 2022, PE Group shall cooperate with FCE so that FCE may discuss and (at FCE’s discretion) enter into an extension of the Existing LTSA, a new LTSA to replace an Existing LTSA, or a Module sales agreement with an Existing Customer; provided that (i) should FCE enter into such an arrangement with the Existing Customer, (ii) FCE is required to provide replacement modules to the Existing Customer under such arrangement, and (iii) PE Group has not already deployed all or some the Modules that PE Group ordered under Sections 2.1 and 2.2, FCE shall purchase the number of required replacement modules from PE Group at the price of USD 3,000,000 per Module (to the extent such Modules are available and have not yet been deployed). Purchase of such replacement Modules by FCE is contingent upon the Modules being in proper condition and an inspection process to be discussed and included in the module supply agreement to be executed between KFC and FCE.

3.11.1.	For the avoidance of doubt, any such Modules reacquired by FCE from PE Group shall be included as firm orders under Sections 2.1 and 2.2 even after they are acquired by FCE.

3.11.2.	For the avoidance of doubt, FCE has no obligation to reacquire Modules from PE Group other than as set forth in Section 3.11, i.e., solely for identified Existing Customers (i) for which PE Group purchased Modules that have not yet been deployed and are in the condition above specified, and (ii) with which PE Group is not able to enter into an extended or renewed Existing LTSA and FCE enters into an agreement under which FCE is to provide the Existing Customer with replacement Modules.

4.	REPRESENTATION AND WARRANTIES

4.1.	Each Party represents and warrants on the date hereof as follows:

(a)	Each Party is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation and is duly registered and qualified to do business. Each Party has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

(b)	The execution, delivery, and performance of this Agreement by each Party has been duly authorized by all necessary corporate actions on the part of such Party. This Agreement has been duly executed and delivered by each Party and is the valid and legally binding obligation of each Party, enforceable in accordance with its terms.

5.	ARBITRATION CONSENT AWARDS AND DISMISSAL OF COURT PROCEEDINGS, ETC.

5.1.	Within five (5) days after the execution of this Agreement, the Parties shall jointly notify the arbitral tribunal that the Parties have reached an agreement to settle the License Arbitrations and SMCF Arbitrations. The form and content of the notification shall be in accordance with Appendix D.

Execution Version

5.2.	Pursuant to Article 33 of the ICC Rules, each Party shall request the arbitral tribunal to issue a consent award recording the terms of this Agreement, and the other Party shall agree to the consent award. The form and content of the notification shall be in accordance with Appendix E.

5.3.	Each Party shall bear its own legal costs in relation to the License Arbitrations and SMCF Arbitrations. Any outstanding fees and expenses of the arbitral tribunal and the ICC (or any refund in respect thereof) shall be borne or shared (as the case may be) 50% by PE Group and 50% by FCE.

5.4.	Within five (5) days after the execution of this Agreement, PE and FCE shall jointly file a stipulation of dismissal with prejudice of the New York Proceedings pursuant to Federal Rule of Civil Procedure 41(a)(1)(A)(ii). Each Party shall bear its own legal fees and costs in relation to the New York Proceedings.

5.5.	Within five (5) days after the execution of this Agreement, PE shall file an application to the Seoul Central District Court to revoke the Preliminary Attachments and FCE shall provide necessary assistance including but not limited to agreeing to the revocation of preliminary attachment and cancellation of the court deposit.

5.6.	Within five (5) days after the execution of this Agreement, FCE shall withdraw in writing the objection to the spin-off of KFC from PE which was submitted by FCE to PE on October 22, 2019.

6.	CONFIDENTIALITY

6.1.	Unless otherwise allowed herein, the Parties agree that they, their attorneys, and any person on their behalf will maintain the confidentiality of the terms of this Agreement, except that the Parties may convey, consistent with the press release, that the Parties have reached an agreement resolving their disputes, the Parties are cooperating to ensure that the needs of Existing Customers and of the broader MCFC market are addressed, and FCE has the right to pursue New Fuel Cell Projects. Subject to Section 3.9 above, no information concerning the terms of this Agreement will be disclosed to any party, including but not limited to any representative of the news media, without the prior written consent of the other Party, except to the extent required by a Party to carry out its obligations under this Agreement or as required by applicable law or disclosure rules, including under United States federal and state securities laws and regulations. Any Party may disclose the terms of this Agreement to any government agency to which such information must be disclosed according to applicable rules, regulations, or statutes only to the extent required by applicable law. A disclosing Party must notify the other Party of any such disclosure and as permitted under applicable law, obtain the notified Party’s prior written consent.

Execution Version

7.	MISCELLANEOUS

7.1.	No Admission

This Agreement and its terms and conditions may not be represented or construed, or admitted into evidence, against any Party in any suit or proceeding as a confession or admission of liability.

7.2.	Entire Agreement

The terms and conditions contained in this Agreement constitute the entire agreement between the Parties relating to the subject matter described herein (except as expressly stated herein) and supersede all prior oral and written agreements, understandings, or arrangements relating to such subject matter. If there is any conflict between the Previous Agreements and this Agreement, this Agreement shall prevail.

7.3.	No Assignment

This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors. No Party will, or has the power to, assign this Agreement, or any part hereof, without the prior written consent of the other Party, and any such unauthorized assignment shall be null and void.

7.4.	Termination

7.4.1.	Termination by Mutual Agreement. This Agreement may be terminated, without any further obligation or liability, by mutual written agreement of the Parties.

7.4.2.	Termination by Material Breach. In the event that FCE materially breaches this Agreement by failing to supply the Modules for which KFC is placing firm, non-cancelable orders in Sections 2.1 and 2.2 — as long as KFC has made the payment for such Modules and has otherwise satisfied its contractual obligations for those Modules, including but not limited to the requirement that PE Group shall not supply any Modules provided by FCE to any customers in violation of U.S. sanctions law — and such material breach is not cured within 60 days after notice from PE Group, PE Group shall have the right to terminate this Agreement. In the event that KFC materially breaches this Agreement by failing to make timely and full payment for the Modules for which KFC is placing firm, non-cancelable orders in Sections 2.1 and 2.2 — and does not cure such material breach within fifteen (15) days of notice of such breach by FCE — the IP License Agreements, as amended in Section 3.2 of this Agreement, and the Right to Service license granted to the PE Group in Section 3.2.1 of this Agreement, are terminated. With respect to any other alleged breach, material or otherwise, of this Agreement, the Parties’ exclusive remedy consist solely of general damages. No Party is liable under this Agreement for punitive, consequential, and/or special damages, with the exception that if either Party tortiously interferes with the other Party’s business in violation of Sections 3.2.4 and 3.2.5 above, the resulting damages arising from the lost business opportunities shall be considered recoverable damages and will not constitute impermissible punitive, consequential, and/or special damages.

7.5.	Survival. Sections 7.9 and 7.10 shall survive notwithstanding the termination of this Agreement.

Execution Version

7.6.	Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by the duly authorized representatives of each of the Parties.

7.7.	Waiver

No delay or omission by either of the Parties in exercising any of its rights or remedies under this Agreement or otherwise available to it shall impair such right or remedy or constitute a waiver thereof, nor shall any single or partial exercise of such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The Parties’ respective rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies which any Party would otherwise have available to it.

7.8.	Severability

In the event that any clause or provision or part thereof in this Agreement shall for any reason be determined by any court or tribunal to be illegal, invalid or unenforceable, then the remaining clauses or provisions or any part thereof shall not be affected, impaired or invalidated and shall remain in full force and effect and shall continue to be binding upon the Parties. Such illegal, invalid or unenforceable clause or provision shall be deemed to be replaced with a lawful, valid, and enforceable term, condition, or provision, most closely approximating the intention of the Parties as expressed herein.

7.9.	Governing Law

This Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by, construed, and enforced in accordance with the laws of New York, without regard to the principles of choice of law of any jurisdiction.

7.10.	Dispute Resolution

Any claims or disputes whatsoever between the Parties arising out of, or in connection with, (i) this Agreement (including without limitation to any question regarding its existence, validity, or termination and including with respect to whether a penalty amount payable by PE Group to their customers under Section 3 of Appendix A (Warranty / Performance Guaranty) is caused by a defect or shortfall from a module supplied by FCE), (ii) the parties’ previous agreements, (iii) the relationship of the Parties, and (iv) the Parties’ future agreements, including the Module Supply Agreements and any BOP supply agreement, unless such future agreements specifically reference this Agreement and this Dispute Resolution provision and state explicitly that the Parties intend for a separate dispute resolution process to govern disputes in connection with such future agreements, shall be referred to, and finally determined by, arbitration administered under the ICC Rules in force when the request for arbitration is submitted. The number of arbitrators shall be three (3). Each Party shall designate one arbitrator and PE Group and FCE will be treated as a single party for purposes of the designation of an arbitrator. The third arbitrator shall be designated by the two arbitrators designated by the Parties. If either Party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the ICC Rules. The seat of the Arbitration shall be Seoul. The language of the arbitration shall be English. The location of any physical hearings shall be in Tokyo, Japan. As noted in Section 8.7, this Agreement, and any disputes arising out of or in connection with this Agreement, shall be governed by, construed, and enforced in accordance with the laws of New York, without regard to the principles of choice of law of any jurisdiction. The arbitration under this provision shall be the sole and exclusive forum for resolution of any claims or disputes between the parties whatsoever, including any claims, disputes, or preliminary or interim relief (including attachments) that may arise out of, or relate in any way to, this Agreement, the relationship of the Parties, any of the previous agreements between the Parties, and any future agreement (subject to the language above). The decision or award of the arbitrators shall be final and binding on the Parties. Any award of the arbitrators shall be in writing and shall state the reasons upon which such decision or award is based. In the event of any conflict between the ICC Rules and any provision of this Agreement, this Agreement shall govern.

Execution Version

7.11.	Approvals

PE shall be responsible for obtaining all approvals necessary for the prompt performance of its obligations and acts under this Agreement from governmental and other authorities in Korea if any. KFC shall be responsible for obtaining all approvals necessary for the prompt performance of its obligations and acts under this Agreement from governmental and other authorities in Korea if any. FCE shall be responsible for obtaining all approvals necessary for the prompt performance of its obligations and acts under this Agreement from governmental and other authorities in the United States of America if any.

7.12.	Costs

The Parties shall each bear their own costs and fees, including legal fees and taxes, in relation to this Agreement.

7.13.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement. Signatures may be evidenced by facsimile, whether electronic or not. The Parties need not sign the same counterpart.

[signature pages follow]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the date first set forth above.

FuelCell Energy Inc.

By:	/s/ Jason Few

Name: Jason Few
Title: Chief Executive Officer

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the date first set forth above.

POSCO Energy Co., Ltd.

By:	/s/ Jeong Ki Seop

Name: Jeong Ki Seop
Title: Chief Executive Officer

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives on the date first set forth above.

Korea Fuel Cell Co., Ltd.

By:	/s/ Lee Keun Bae

Name: Lee Keun Bae
Title: Chief Executive Officer

Execution Version

APPENDIX A

Material Terms and Conditions of Supply of Modules to be incorporated into Module Supply Agreements.

1.	Purchase Price

Based on EXW (Incoterms 2020) conditions, the purchase price for those twenty (20) Modules referenced in Sections 2.1 and 2.2 and for up to an additional fourteen (14) Modules referenced in Section 2.3 shall be USD three (3) million, provided that a firm order for each such Module is placed prior to the end of 2022. FCE shall hold the price at USD three (3) million per Module for any additional orders provided that such orders are placed by 31 December 2022. For any orders for additional Modules or Module orders placed after 2022, FCE shall use its commercially reasonable efforts to supply Modules at a price reasonably adjusted reflecting market conditions as well as any increases in costs.

2.	Delivery Terms

The Modules shall be delivered on the basis of EXW either FCE’s Danbury or Torrington site (Incoterms 2020).

3.	Warranty / Performance Guarantee

(a)	FCE shall provide its standard warranty against defects until the earlier of eighteen (18) months from the date of shipment or twelve (12) months from the date of installation.

(b)	Further, for a period of seven (7) years after installation of the Modules:

(i)	Subject to the terms and conditions of Section 3(b)(ii) and 3(b)(iii) of Appendix A, FCE shall reimburse the PE Group for any annual output penalty amount paid by PE Group to a customer pursuant to the existing, extended, or renewed LTSA, caused by a shortfall or defect in the Modules to be supplied by FCE as agreed herein (“Module Defect”); provided, however, that PE Group will not (i) operate any module or (ii) enter into agreements with LTSAs guaranteeing performance, in a manner that is inconsistent with the performance and operational specifications set forth in FCE’s operational Application Guide (as further agreed in the future individual module supply agreements) and FCE’s maximum annual reimbursement obligation with regard to any PE Group customer for any Module provided by FCE to such customer shall not exceed an amount equal to 7.5% of the Module purchase price paid per year. FCE shall not be required to reimburse the PE Group for any penalty paid by PE Group to their customers pursuant to the existing, extended, or renewed LTSAs that is not caused by a shortfall or defect in the Modules to be supplied by FCE including, without limitation, any shortfall or defect caused by a site-related problem, a problem with the balance of plant, or other components of the project (a “Non-Module Defect or Cause”). In the event that the cause of such penalty is found to be attributable both to a Module Defect and to a Non-Module Defect or Cause, FCE will only be required to reimburse the PE Group for the penalty amount paid by PE Group caused by the Module Defect, subject to the foregoing annual cap of 7.5% of the Module purchase price per year. The procedure and standards of determining the cause and attribution of the penalty amount paid by PE Group shall be determined in the individual module supply agreements.

Execution Version

(ii)	If the term of the existing, renewed, or extended LTSA between PE Group and the Existing Customer is for five (5), rather than seven (7), years, FCE’s reimbursement obligations set forth in Section 3(b)(i) immediately above are confined to five (5) years.

(iii)	FCE’s reimbursement obligation set forth in Section 3(b)(i) of Appendix A above with regard to any LTSA of a PE Group customer for a Module provided by FCE shall be subject to the following terms and conditions:

A. At the time FCE provides a Module to PE Group for an Existing Customer, PE Group shall provide FCE with a copy of the LTSA for such customer as well as historical operating and performance data for such project in a format reasonably requested by FCE. Further, after FCE provides a Module to the PE Group for a specific PE Group customer, FCE has the right to monitor and PE Group will facilitate establishment of real-time performance data monitoring for the individual project site at which the Module is installed and receive information demonstrating the service provided to that project site.

B. For Existing LTSAs in place at the time of the Effective Date, PE Group represents and warrants that such LTSAs include:

(X) output requirements and penalties that are reasonably reduced over specific time frames consistent with the depreciation of the project and applicable penalty amounts that do not exceed the reasonable economic loss to the customer; and

(Y) provisions that ensure that in any year in which an output penalty would be payable by the PE Group to the customer, the PE Group may credit against any such penalty the value of output generated in excess of the annual guaranteed power output in any prior years.

C. For any future Existing LTSAs (i.e., renewals, extensions, or other continuations of Existing LTSAs) that are not in place at the time of the Effective Date, the LTSA between the PE Group and its customer shall provide that:

(X) output requirements and penalties are reasonably reduced over specific time frames consistent with the depreciation of the project and applicable penalty amounts do not exceed the reasonable economic loss to the customer; and

(Y) in any year in which an output penalty would be payable by the PE Group to the customer, the PE Group may credit against any such penalty the value of output generated in excess of the annual guaranteed power output in any prior years.

Execution Version

D. In the event that any customer of the PE Group asserts that it is owed a performance penalty under an LTSA with respect to any such Module provided by FCE hereunder for which the PE Group intends to seek reimbursement from FCE, the PE Group shall provide FCE, on a prompt and ongoing basis, with copies of all material communications regarding such claim between the PE Group and its customers and all such data and information that FCE may otherwise reasonably request in order for FCE to evaluate whether the performance shortfall is attributable to a Module Defect.

(iv)	FCE’s reimbursement obligation, as set forth in Subsection (i) above shall be reduced (or PE Group shall reimburse FCE if FCE has already made a payment to the PE Group) for any amount that can be offset by the PE Group against any prior output penalty amount pursuant to the LTSA due to output generated in excess of the guaranteed power output, as referenced in Subsections (b)(ii)(B)(Y) and (c)(ii)(B)(Y) above.

4.	Payment Terms

The purchase price for each Module shall be paid 15 days after FCE’s invoice as follows:

(a)	First Payment: 30% upon acceptance of Purchase Order
(b)	Second Payment: 30% 60 days prior to EXW date
(c)	Third Payment: 40% EXW date

In connection with the invoice for the Second Payment, FCE shall provide to the PE Group an approved production plan that reasonably supports that delivery of the Module can be made within 60 days after the date of invoice.

5. Additional Information

Appendix B sets forth certain information to be provided by FCE to the PE Group with regard to each purchase of Modules.

Execution Version

APPENDIX B

(1) Documents to be supplied in accordance with Section 2.5

No.	Items	Description	Type
1	Summary Report of Stack Module lifetime enhancement Project	Summary of the status and path-forward plan of Development for longer Stack Lifetime (7&10 years)	Summary Report
2	RC Life Enhancement Basis	Documents explaining what has been changed, and the reasons for change, regarding Repeating Components such as DIR Catalyst, IIR Catalyst, RU Cell pattern, DIR Cell Pattern, Anode, Cathode, Matrix, Electrolyte and etc.	Summary Report
3	NRC Life Enhancement Basis	Documents explaining what has been changed, and the reasons for change, regarding Non-Repeating Components such as PAD, Manifold, Mixer/Eductor & Oxidizer, T-Duct, Sensor, Wiring Harness, End Post, MRC and etc.	Summary Report
4	Single Cell Test Results	Unit Cell Lab-scale Test Results & Reports compared to 5-yr lifetime single cell	Summary Report
5	30kW Tech. Stack Test Results	Tech. Stack Lab-scale Test Results & Report compared to 5-yr lifetime tech. stack	Summary Report
6	1st Article Test Report	Conditioning and Operation test results of 1st Article 7-yr Stack Module	Summary Report
7	Operation Records of Full-Scale Module at actual sites	Operation data (Voltage, Current, Power, Fuel Utilization, Temperature, Pressure etc.) @ Actual Sites compared to 5-yr lifetime stack module	Summary Report

Execution Version

8	Maintenance	Design/Engineering Changes	ECM, ECN, Related materials (Supported data)

Documents & Training

FCE ECO Document No. 1152 will be provided. The drawing package will include all impacted components as related to maintenance and service per ECO 1152. This can be furnished by 12/31/2021.

		Work Instructions	WI (Work Instruction)	Documents & Training Service impact to the module is limited, and outside the requested drawings and procedures listed herein, there are no additional updates to work instructions.
		Special Tools & Jigs	Special Tools & Jigs needed for Engineering changes	Documents & Training Procedure and tooling supplies for vane adjustments, to be available and can be provided by 1/31/2022.
		Documents & Drawings	All documents/drawings affected by the changes (Instrumentation, IJB, Module Ass’y Drawing, etc.)	Documents Drawings pertinent to module service are available and can be provided in a package by 12/31/2021.
		Module/stack BOM	BOM & Sub-Vendor List (including prices)	Documents The module BOM down to the manifolded stack can be provided by 12/31/2021. FCE can also provide updates on suppliers for components required for service operations by 12/31/2021.
		Maintenance Manual	The latest version of maintenance manual (including prices)

Documents

There is no change to the Maintenance Manual other to the bus bar installation procedure. All relevant installation requirements are provided in the module installation drawings and a breakout of the bus bar installation procedure can be provided by 12/31/2021.

		Installation Manual	The latest version of installation manual includes module replacement

Documents

There is no change to the Installation Manual other to the bus bar installation procedure. All relevant installation requirements are provided in the module installation drawings and a breakout of the bus bar installation procedure can be provided by 12/31/2021.

9	Operation	Operation Logic	The latest versions of operation logic includes module life extension	Documents & Training New logic is available and will be supplied in concert with module delivery and installation.
		Alarm List	Including supported data and descriptions	Documents The Alarm List is available and can be provided by 12/31/2021.

Execution Version

(2) Documents to be supplied prior to third payment invoice

No.	Items	Description	Type
1	Post Conditioning Module Quality Control Report	Conditioning Acceptance Certification & Analysis Report. This report includes: Conditioning Data Report, Post Conditioning Inspection Results (Form-282), Post Packaging Inspection Results (For-283), Photos (End Post prior to Shipping Restraint installation, Each Shipping Restraint, Post Crating/Shrink Wrap, Cathode Outlet Humidity Indicators, Secondary Air, Fuel and Primary Air Indicators, Shock Indicator and Shock Recorder for each Module.	Report
2	Module Certification of Compliance	Formal Quality Control Certification (signed by Authorized FCE Quality Agent) certifying equipment compliance.	Report

Execution Version

APPENDIX C

Terms which shall be included in any O&M Agreement between FCE and KFC with respect to a new MCFC project undertaken by FCE in Korea.

1.	Parties

The parties to any such O&M Agreement shall be FCE and KFC.

2.	Scope of KFC’s Service

The scope of KFC’s services under O&M Agreements shall be qualified as follows:

(a)	Installation of plant: Separate agreements shall be executed for each project setting forth services regarding plant construction.

(b)	Preventive and emergency maintenance: KFC shall only conduct maintenance services without bearing the cost of materials.

(c)	Stack repair: Separate agreements shall be executed for each occurrence of a repair.

3.	Scope of liability

Apart from its responsibilities under an O&M Agreement with FCE, KFC shall not be held liable to FCE for any other responsibilities, including any output guarantee, under the new LTSA entered into by FCE corresponding to the new MCFC project to which such O&M Agreement relates.

4.	Service Fees

The service fees paid by FCE to KFC under each O&M Agreement will be on commercially reasonable terms and shall be determined based on a costs-plus-markup basis, the details of which FCE and KFC will discuss in good faith, considering the terms and conditions of the LTSA corresponding to the new MCFC project to which such O&M Agreement relates.

Execution Version

APPENDIX D

Dear Members of the Tribunal,

We are pleased to inform you that the parties have reached a final settlement with respect to the current dispute in this arbitration with reference number [insert reference number of relevant case], as attached.

We understand the [insert counterparty of party sending email] will confirm by separate email that the attachment is the final settlement agreement between the parties.

Thank you very much for your consideration.

Execution Version

APPENDIX E

Dear Members of the Tribunal,

The parties respectfully request that the Tribunal issue a consent award based on the attached final settlement agreement dated [insert date] between the parties (the “Agreement”).

The parties confirm that the Tribunal has jurisdiction to issue the Award by Consent – under Article 33 of the ICC Rules – pursuant to the Agreement, with the following relief:

1.      Ordering that the Agreement dated [insert date] between the parties, the dispositive terms of which are incorporated in this Award by Consent, be recorded verbatim as an enforceable Award by Consent under Article 33 of the ICC Rules on the agreed upon terms as between the Parties to this arbitration.

2.      Ordering the Parties to comply with the terms of the Agreement.

3.      Ordering the Parties to bear their own costs of this arbitration, whether their own costs and attorneys’ fees incurred in connection with this arbitration or the costs and fees paid to the ICC in connection with this arbitration, in accordance with the terms of the Agreement.

We understand the [insert counterparty of party sending email] will confirm by separate email that (i) the parties jointly request the issuance of an Award by Consent based on the attachment and (ii) the Tribunal has jurisdiction to issue an Award by Consent pursuant to the attachment.

Thank you very much for your consideration.

Execution Version

APPENDIX F

No.	Customer	Site Address
1	Gyeonggi Green Energy	77, Barangongdan-ro 3-gil, Hyangnam-eup, Hwaseong-si, Gyeonggi-do, Republic of Korea
2	Noeul Green Energy	108-2, Haneulgongwon-ro, Mapo-gu, Seoul, Republic of Korea
3	Godeok Green Energy	32, Arisu-ro 87-gil, Gangdong-gu, Seoul, Republic of Korea
4	Korea Western Power Co., Ltd. (KOWEPO)	57, Jangdo-ro, Seo-gu, Incheon, Republic of Korea
5	CGN Yulchon Generation Co., Ltd.	360-202, Indeok-ro, Gwangyang-eup, Gwangyang-si, Jeollanam-do, Republic of Korea
6	S-Power	40, Iljik-dong, Gwangmyeong-si, Gyeonggi-do, Republic of Korea
7	Korea East-West Power Co.,Ltd (EWP)	201, Gyeongui-ro, Ilsandong-gu, Goyang-si, Gyeonggi-do, Republic of Korea
8	Korea East-West Power Co.,Ltd (EWP)	623, Yongjam-ro, Nam-gu, Ulsan, Republic of Korea
9	Posco Energy	99, Deongneung-ro 70-gil, Nowon-gu, Seoul, Republic of Korea
10	Posco Energy	154, Yeongilmansandan-ro 88beon-gil, Heunghae-eup, Buk-gu, Pohang-si, Gyeongsangbuk-do, Republic of Korea
11	Byucksan Engineering	466, Eulsukdo-daero, Saha-gu, Busan, Republic of Korea